Exhibit 99.1

ZAYO ACQUIRES BALTIMORE-BASED LITECAST

Acquisition of Baltimore-Focused Dark Fiber and Ethernet Services Provider

LOUISVILLE, CO – January 2, 2013 – Zayo Group, LLC (“Zayo”) announced today that it has completed its previously announced purchase of Litecast/Balticore, LLC (“Litecast”), a provider of metro Bandwidth Infrastructure services in Baltimore, Maryland, for a price of $22 million.

Litecast owns and operates the leading Baltimore metropolitan fiber network, connecting over 110 on-net buildings, including all of the city’s major datacenters and carrier hotel facilities. Litecast is focused on providing dark fiber and Ethernet-based services to a concentrated set of Baltimore enterprise and governmental customers, particularly within the healthcare and education segments.

The acquisition extends Zayo’s fiber network in the greater Baltimore-Washington metropolitan area, complementing the recently acquired AboveNet and FiberGate networks in the Washington, D.C. and Northern Virginia area. Zayo will offer Litecast customers its suite of Bandwidth Infrastructure products across its regional, national and international fiber networks. Additionally, Zayo will now offer Baltimore fiber-based services to its large base of wireless and wireline carrier customers.

“The Litecast acquisition further strengthens Zayo’s fiber presence in the increasingly important Baltimore-Washington metropolitan market,” says Dan Caruso, President and CEO of Zayo Group. “By combining the former AboveNet, FiberGate and Litecast networks, Zayo has the premier fiber assets in the mid-Atlantic region.”

Due to Litecast’s concentrated network geography, focused product set and size, Zayo has already completed many of the planned integration activities. And given the concentration of Baltimore customers, Zayo is maintaining a strong local presence in the Baltimore market.

The transaction was funded with cash on hand.

About Zayo Group

Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is an  international provider of fiber-based Bandwidth Infrastructure services and carrier-neutral colocation and interconnection services.

Zayo serves wireline and wireless carriers, data centers, Internet content and services  companies, high bandwidth enterprises, and federal, state and local government agencies. Zayo provides these services over metro, regional, national, international and fiber-to-the-tower networks which include 67,000 route miles, serving 45 states and Washington, D.C. Its network serves over 10,000 on-net buildings, including over 500 data centers and nearly 2,700 cell towers. Zayo’s colocation assets include approximately 140,000 billable square feet of interconnect-focused colocation space.

For Zayo media inquiries, please contact:

Jaymie Scotto & Associates

+1.866.695.3629

pr@jaymiescotto.com